Exhibit 99.1

Carter Validus Mission Critical REIT, Inc. Successfully Executes Strategy
to Complete Monetization of All Data Center Assets

Tampa, FL - August 1, 2018 - Carter Validus Mission Critical REIT, Inc. ("we," "us," "our," or the “Company”) announced today that it sold the last data center asset in its data center portfolio for $15.0 million, successfully monetizing all of its data center assets.

Andover Data Center Sale
On July 25, 2018, the Company sold the Andover Data Center to an unaffiliated company, for $15.0 million. The property is a mission-critical data center located in Andover, Massachusetts, approximately 25 miles north of Boston, and consists of 92,700 rentable square feet.

The aggregate net book value of the Andover Data Center, including intangible assets and liabilities recorded upon acquisition of the property and straight-line rent receivable, was approximately $10.6 million as of June 30, 2018.

“I am pleased to announce we consummated the sale of our last data center asset. This latest transaction brings our Company’s strategy to pursue liquidity for our entire data center portfolio to a successful conclusion,” stated Michael A. Seton, Chief Executive Officer and President of the Company.

About Carter Validus Mission Critical REIT, Inc.
Carter Validus Mission Critical REIT, Inc. is a real estate investment trust that invests in mission critical real estate assets located throughout the United States. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants.

Media Contact
Cindy Etheredge
Marketing Director, Carter Validus
813-316-4323
cetheredge@cvreit.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the Company’s expectations.